Exhibit 99.1
F O R   I M M E D I A T E   R E L E A S E
July 1, 2008
For more information contact:
Mike Crabtree - (419) 247-2800
Scott Estes - (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
PRICING OF 4,000,000 SHARES OF COMMON STOCK
Toledo, Ohio, July 1, 2008...Health Care REIT, Inc. (NYSE:HCN) today announced the pricing of its underwritten public offering of 4,000,000 shares. The last reported sale of Health Care REIT’s common stock on the New York Stock Exchange on June 30, 2008 was $44.50. The company has granted the underwriter a 30-day option to purchase up to an additional 600,000 shares to cover over-allotments, if any.
The company intends to use the net proceeds from this offering to invest in additional health care and senior housing properties. Pending such use, the company intends to use the net proceeds to repay borrowings under its unsecured line of credit. The offering is expected to close on July 7, 2008, subject to customary closing conditions.
UBS Investment Bank is the sole underwriter for the offering.
The offering is made pursuant to Health Care REIT’s shelf registration statement on file with the Securities and Exchange Commission. A copy of the prospectus supplement and related prospectus relating to the offering may be obtained by contacting UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, (888) 827-7275.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is an equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first real estate investment trust to invest exclusively in health care facilities. The company also offers a full array of property management and development services. As of March 31, 2008, the company’s broadly diversified portfolio consisted of 646 properties in 38 states.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the company’s reports filed from time to time with the Securities and Exchange Commission. Completion of the offering is subject to various factors, including, but not limited to, customary closing conditions. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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